Filed Pursuant to Rule 424(b)(3)
Registration No. 333-279902

Prospectus Supplement No. 12

(To Prospectus dated October 7, 2024)

ALLURION TECHNOLOGIES, INC.

Up to 65,211,325 Shares of Common Stock

This prospectus supplement no. 12 (this “Prospectus Supplement”) amends and supplements the prospectus dated October 7, 2024 (as supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-279902). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 10, 2025 (the “8-K”). Accordingly, we have attached the 8-K to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR” and our public warrants are listed on the NYSE under the symbol “ALUR.WS”. On April 10, 2025, the last quoted sale price for shares of our common stock as reported on the NYSE was $2.36 per share, and the last quoted sale price for our public warrants as reported on the NYSE was $0.0251 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 23 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 11, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2025

Allurion Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41767	92-2182207
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Huron Drive Natick, Massachusetts		01760
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (508) 647-4000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALUR	The New York Stock Exchange
Warrants to purchase 0.056818 shares of common stock, each at an exercise price of $202.50 per share of common stock	ALUR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On April 10, 2025, Allurion Technologies, Inc. (the “Company”) held its 2025 Special Meeting of Stockholders (the “Special Meeting”), which had been previously postponed, to consider and vote on the proposals set forth below, each of which is described in detail in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 24, 2025 (the “Proxy Statement”).

The following actions were taken at such meeting:

1.The Company’s stockholders approved the repricing of certain warrants to purchase common stock, par value $0.0001 per share (the “Common Stock”), issued in July 2024, in accordance with New York Stock Exchange (“NYSE”) Listing Rule 312.03(c). The results of such vote were as follows:

Votes For	Votes Against	Abstentions
2,601,734	292,618	201,545

2.The Company’s stockholders approved the issuance of shares of Common Stock upon the exercise of the warrants to purchase Common Stock issued in January 2025, in accordance with NYSE Listing Rule 312.03(c). The results of such vote were as follows:

Votes For	Votes Against	Abstentions
2,787,134	264,121	44,642

3.The Company’s stockholders approved the issuance of shares of Common Stock upon the exercise of the warrants to purchase Common Stock issued in February 2025, in accordance with NYSE Listing Rule 312.03(c). The results of such vote were as follows:

Votes For	Votes Against	Abstentions
2,601,694	263,870	230,333

4.The Company’s stockholders approved an amendment to the Amended Note Purchase Agreement, dated April 14, 2024, by and between the Company and the other parties named thereto, as amended from time to time (the “Amended Note Purchase Agreement”), which would, if, at any time, the Company’s market capitalization falls below $15 million (the “Market Capitalization Condition”), reduce the effective conversion price (the “Conversion Price”) of up to $10 million aggregate principal amount of the convertible senior secured notes sold pursuant to the Amended Note Purchase Agreement (“Notes”) as set forth in the proposal, in accordance with NYSE Listing Rules 312.03(b)(i), 312.03(c) and 312.03(d). The results of such vote were as follows:

Votes For	Votes Against	Abstentions
2,589,686	297,894	208,317

5.The Company’s stockholders approved an amendment to the Amended Note Purchase Agreement, which would, without regard to the Market Capitalization Condition, for a period beginning on the date of stockholder approval of such proposal and ending on the first anniversary thereof, reduce the effective Conversion Price of up to an additional $17 million aggregate principal amount of Notes as set forth in the proposal, in accordance with NYSE Listing Rules 312.03(b)(i), 312.03(c) and 312.03(d). The results of such vote were as follows:

Votes For	Votes Against	Abstentions
2,584,817	302,486	208,594

The proposal to adjourn the Special Meeting, if necessary, to permit further solicitation and vote of proxies in the event that there were insufficient votes in favor of Proposals 1, 2, 3, 4 and 5 was not necessary since there were sufficient votes to approve Proposals 1, 2, 3, 4 and 5. The vote on such adjournment proposal was 2,618,050 shares for, 275,390 against, and 202,457 abstaining.

No other matters were submitted to or voted on by the Company’s stockholders at the Special Meeting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLURION TECHNOLOGIES, INC.

Date:	April 10, 2025	By:	/s/ Brendan M. Gibbons
		Name: Title:	Brendan M. Gibbons Chief Legal Officer